Exhibit A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that the Schedule 13D filed on the date hereof with respect to the shares of Common Stock of Top Image Systems Ltd. has been filed on behalf of the undersigned.

Dated: February 13, 2015

Entities:

TRIDENT CAPITAL MANAGEMENT-V, L.L.C.

Executed by the undersigned as an authorized signatory of the foregoing limited liability company:

/s/ Donald R. Dixon
Donald R. Dixon

TRIDENT CAPITAL FUND-V, L.P.

TRIDENT CAPITAL FUND-V AFFILIATES FUND, L.P.

TRIDENT CAPITAL FUND-V AFFILIATES FUND (Q), L.P.

TRIDENT CAPITAL FUND-V PRINCIPALS FUND, L.P.

TRIDENT CAPITAL PARALLEL FUND-V, C.V.

Executed by the undersigned as an authorized signatory of the general partner of each of the foregoing funds:

/s/ Donald R. Dixon
Donald R. Dixon